                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                               (Amendment No. 1)

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             TALLY-HO VENTURES, INC.
                 (Name of small business issuer in its charter)

              Delaware                                                    43-1988542
     (State or jurisdication of        (Primary Standard Industrial     (I.R.S. Employer
     incorporation or organization)      Classification Code Number)   Identification No.)

          518 Oak Street #2, Glendale, California, 91204, 818-550-7886
          (Address and telephone number of principal executive offices)

                 518 Oak Street #2, Glendale, California, 91204
 (Address of principal place of business or intended principal place of business)

                              SAMUEL WIERDLOW, INC.
     3422 Old Capitol Trail #584, Wilmington, Delaware, 19808, 302-777-1642
            (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public
As soon as practicable after this registration statement becomes effective
________________________________________________________________________________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]
________________________________________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offfering.  [  ]
________________________________________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offfering.  [  ]
________________________________________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [  ]
________________________________________________________________________________

                         CALCULATION OF REGISTRATION FEE

____________________ ____________________ ____________________ ____________________ ____________________
  Title of each             Dollar              Proposed             Proposed
class of securities        amount to        maximum offering     maximum aggregate       Amount of
 to be registered        be registered       price per unit       offering price      registration fee
____________________ ____________________ ____________________ ____________________ ____________________

  Common Stock                                   $0.01             $250,000.00             $20.23
____________________ ____________________ ____________________ ____________________ ____________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the
Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the
Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   PART I - INFORMATION REQUIRED IN PROSPECTUS

Item 1. Front of Registration Statement and Outside Front Cover of Prospectus.

                             TALLY-HO VENTURES, INC.

                                   is offering

                      25,000,000 shares of its Common Stock

          These are common shares with a par value of $0.001 per share

Please be advised that no national securities exchanges list these shares being offerred. And the Nasdaq Stock Market does not list these shares being offerred either.

IMPORTANT NOTE: INVESTING IN OUR COMPANY, TALLY-HO VENTURES, INC., INVOLVES A
GREAT DEAL OF RISK, FOR MANY DIFFERENT REASONS. PLEASE SEE A LIST OF THE RISK
FACTORS INVOLVED IN INVESTING IN OUR COMPANY, BEGINNING ON PAGE 5 OF THIS
PROSPECTUS.

THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA DOES NOT RECOMMEND
OR ENDORSE THE PURCHASE OF THESE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

We are offering these shares on a best efforts basis (which means we have no underwriting agreements at all). This offering will end 90 days from the effective date of this registration statement. There are no minimum purchase requirements; if you choose to purchase shares, you may purchase as few as only one share if you wish. You, the prospective investor, should note that we have no plans to put the funds from this offering in any escrow, trust, or similar account.

We are offering these securities for $0.01 cash per share. Since we are offering
25,000,000 shares, the total amount of the offering is $250,000.00. There are no underwriting discounts or commissions; there are no underwriters involved with this offering at all, and we are not paying any commissions at all as part of this offering. All proceeds from the sale of shares in this offering will go to the registrant, Tally-Ho Ventures, Inc., and will not go to any other person(s).

Item 2. Inside Front and Outside Back Cover Pages of Prospectus.

Disclosure of Commission Position of Indemnification for Securities

Item 3. Summary Information and Risk Factors

SUMMARY INFORMATION

Our company, Tally-Ho Ventures, Inc., is a start-up entertainment company. Our goal is to produce both a) television programs for distribution via broadcast, cable or satellite television channels, as well as b) films for distribution to movie theatres or directly to video outlets.

Our plan for operations is as follows:

Phase I (over the next 3 years):
        -   Further develop our website www.tallyhoventures.com and use it as a marketing tool for the Company by continually creating entertaining content available for free to the public.
        -   Attempt to drive up traffic for the website through, e.g., targeted web advertising.
        -   As funds allow, produce short and feature-length films, television pilots and web-exclusive video skits and vignettes.
        -   Distribute web-exclusive video skits and vignettes via our website and other relevant websites as examples of our work.
        -   In order to generate interest in our work and have our products purchased for distribution, submit our short and feature-length films to film festivals and markets, as well as to appropriate television channels, and also distribute these films via our website and other relevant websites, and finally, send out copies of our films to members of the entertainment industry who might be interested in the content.
        -   Attempt to show and/or submit our television pilots to executives at he appropriate television channels for the purpose of having our television programs air on their channels; or, in the alternative, generate interest in our television pilots by distributing them over our website, as well as circulating them among members of the entertainment industry.

Phase II (3-10 years from now):
        -   As funding is available, significantly expand operations to include regular, consistent production of television programs, short and feature-length films and music videos.
        -   Maintain and update website entertainment content.
        -   Move towards normal, industry-standard marketing and advertising channels for our products, and larger-budget productions.

Phase III (10+ years from now):
        -   Consider business combinations with other entertainment companies, especially TV and film production companies; or, in the alternative, consider either remaining an independent television and film production company or expanding into becoming a major studio (such as Viacom's Paramount Pictures, Vivendi Universal's Universal
            Pictures and AOL Time Warner's Warner Brothers Studios) or
            "mini-major" studio (such as AOL Time Warner's New Line Cinema or
            Walt Disney Co.'s Miramax).

Phase I of our plan begins with maintaining the website we have already started,
www.tallyhoventures.com, and continually updating it with entertaining material, including comedic essays and other written prose, as well as make available for viewing all of the film and video projects that we do (including our first project, a short film parody which we have just finished shooting entitled "The
G! True Tinseltown Tale: Dude, Where's My Car?", which spoofs the television series "The E! True Hollywood Story" as well as the film "Dude, Where's My Car?"
released in 2000 by Twentieth Century Fox). We wish to maintain this website as free to the public, solely as demonstrations of the kind of artistic work of which we are capable. We hope in time that this website will in and of itself gain us exposure in the entertainment industry and lead to professional production opportunities.

Another part of Phase I is the completion of our first project, the short film parody "The G! True Tinseltown Tale: Dude, Where's My Car?" All photography has been completed and we are currently in post-production, adding graphics, narration and music, and editing the film.

Once this first film is complete, we shall upload it onto our website and make it available for viewing by the public for free. The film will also be submitted to other websites which make similar short films available for viewing. We shall also try a new form of marketing scheme: make VHS and DVD copies of the film and send them directly to the very people and entities in the entertainment industry we are parodying. We think this is a clever way to get our filmed parodies recognized in the entertainment industry. For example, in our first short film parody, we do send-ups of, inter alia, the television series "The E! True
Hollywood Story" and the film "Dude, Where's My Car?" We want to send copies of the film to executives at both the television program offices as well as the film production offices, hope that these executives have good senses of humor and either pass along or make copies of the tapes for others in the entertainment industry to see. We hope in this way to gain exposure for our products, leading eventually to our goal of getting a budget to produce a television show or film.

Other parts of our marketing plan include submitting our work unsolicited to certain channels - including HBO, Showtime, Independent Film Channel and
Sundance Channel - which regularly air short films by lesser-known suppliers, as well as submission of our work for inclusion in various film festivals.

This marketing plan is intended to be replicated for most of the films we produce.

We can continue to operate without the additional funding provided by this offering. Current operations will not be hindered if this offering is unsuccessful. We believe that with the website and its initial content already in place and our first short film nearly complete, the Company's business plan and operations can continue and will not be placed in jeopardy if this offering is not successful. Further, Management of the Company has committed to personally maintaining, if necessary, the financial resources for the Company to meet its administrative responsibilities over the coming year, in order that our marketing plan as described above can be pursued. However, selling all $250,000 worth of stock in this offering will not only allow us to keep up our administrative responsibilities over the next year, including applying for a priced quotation on the OTC Pink Sheets, it will also allow us to frequently update our website and increase operations considerably, including producing 1 television pilot and between 10 and 15 short and super-short films over the next year, which would present to us a good number of opportunities to try and market our entertainment products. The fewer number of shares of stock we sell, the more limited our future operations will be (see Use of Proceeds, below). Selling fewer than $12,700 worth of stock in this offering (about 5.1% of our offering amount) will require Management to personally loan the Company funds in order for our administrative responsibilities for the next year to be met, including the application for a listing on the OTC Pink Sheets later this year. We may also try to obtain a loan from a benefactor or a lending institution, or conduct a future money raise, such as a private placement offering, although none of these are currently planned.

We have never had a profit, are in poor financial condition and we anticipate no profits for the first few years, as we build our brand name and recognition factor among members of the entertainment industry by making a continuous stream of short films and other entertainment products and marketing them as described above. And competition in this industry, particularly in the low-budget, independent film production niche of the industry, is extremely intense. Major film studios such as Warner Bros. and Sony Corp's Columbia-Tri Star dominate the industry; "mini-major" film studios such as Miramax and New Line Cinema compete fiercely to produce and/or distribute low- and mid-budgeted films; smaller independent production companies such as Shooting Gallery Films, Vivendi
Universal's October Films, Lion's Gate Films and Regent Entertainment are
well-established and use their recognition and track record as leverage to compete favorably for financing and other resources used to make films; and
there are literally hundreds of web-based producers of films - with varied levels of quality - virtually all of which compete for recognition, attention and, ultimately, financing for future productions, in this crowded marketplace.

The mailing address of our principal executive offices is: 518 Oak St. #2,
Glendale, CA 91204. The telephone number of our principal executive offices is:
(818) 550-7886.

RISK FACTORS

You should carefully consider the following risk factors and all other information in this prospectus before investing in our common stock. Investing in our company involves a high degree of risk. Any of the following risks makes this offering speculative or risky, and could adversely affect our business, financial condition and results of our operations and could result in a complete loss of your investment. Though we have tried to outline the risks and uncertainties that we may face, there may be other risks or uncertainties as well.

People In The Entertainment Industry To Whom We Send Our Products Could Not Like
Them. As we wrap up post-production on our first entertainment product - a short film parody entitled "The G! True Tinseltown Tale: Dude, Where's My Car?" - we
plan to send it to the subjects of the parody as a clever way of getting our products seen. We hope the people in the entertainment industry to whom we send this tape will like the short film parody, but they may very well not, and be really angry with us, and possibly even get their lawyers to write "cease and desist" notices to us, and threaten us with lawsuits if we were to release it.
And if the people in the entertainment industry who we are spoofing and to whom we are sending copies of the tapes don't like our parody of them, they definitely will not bootleg copy it and distribute it to their friends in the entertainment industry like we hoped. This will have a strongly negative effect on our business plan. We may be forced to hire lawyers to protect us from lawsuits. It will have a strong chilling effect on any future parody projects we may wish to do. It will certainly have a negative effect on the website, because our main attraction - filmed parodies - will not be allowed to be shown, and we will be left only with comedic writings and other material.

The People To Whom We Send Our Products May Like Them, But Not Distribute Them.
Even if the people in the entertainment industry who are the subjects of our parodies and to whom we send the tapes like our work, they may just sit on the tapes and not make bootleg copies of it. This is very possible. There is no guarantee that just because someone in the entertainment industry to whom we send a copy of our tape likes what we sent them, that that automatically means they make copies of the tape or distribute it in any way on our behalf. They could just do nothing, in which case we would have some increased recognition in the entertainment industry, but probably not nearly the amount we would need to make our business plan work. We need a lot of people in the entertainment industry to see our work, in order to have the best possible chance of being offerred funding for future projects.

Our Products May Get Distributed, But Nothing May Come Of It. Even if the people in the entertainment industry to whom we send the tapes like our products, and distribute them to others, we may get greater recognition, but nothing concrete may come of it; in other words, we may get no one who is willing to give us any funding for future projects, let alone offer us contracts to produce any television pilots or specials, or any short or feature-length films or any internet-based films. In order to keep us going in the long run, we are going to need a contract to produce such products as television shows or films, and it is entirely possible, even likely given the nature of the entertainment industry as one where entertainment product supply far outstrips demand, that a lot of recognition in the industry may produce no such contracts.

Satellite, Broadcast and Cable Outlets May Not Want to Show Our Products. We
mentioned that one way to market our products is to submit them unsolicited to those entities which typically air comedic parody short films and other similar products from less well-known suppliers. We really have no idea whether any of these outlets - including HBO, Showtime, Cinemax, The Movie Channel, IFC and
Sundance Channel - would at all be receptive to our unsolicited product. We don't know for sure if anyone at any of these outlets would even look at what we sent them, let alone air it. If none of these outlets airs our work, then that means a large part of our marketing plan is shut down, making us more reliant on other parts of our marketing plan.

No Film Festival and/or Competition May Want to Exhibit Any of Our Products.
Many film festivals (which often include competitions of the films they exhibit)
often are overwhelmed with film submissions, and simply do not have enough slots for all the films which are submitted for consideration. Therefore, it is a competitive process just to get one's film accepted as an entrant in one of these film festivals, and there is no guarantee any film festival - whether it is a large and famous one like Sundance Film Festival in Park City, Utah or
Toronto International Film Festival in Toronto, Ontario, or even a small and niche one like Giggleshorts Comedy Festival - will want to accept any of our filmed products for exhibition. If no film festival accepts any of our work, that means a large part of our marketing plan is shut down, and it also means much fewer people seeing our products, making it much tougher for us to get the exposure our products need in order for us to get a paid gig from a film and/or television distribution company or television network to produce a TV show or film.

We Are A Start Up Company. We expect to encounter risks and difficulties frequently faced by start up companies in new and rapidly changing markets. If you invest in our shares you must consider the risks and difficulties frequently encountered by new businesses, such as:

        o   The need to establish our brand name awareness;
        o   The need for sufficient funds;
        o   The dependence on our website;
        o   The need to manage changing and expanding operations;
        o   The need to effectively compete in the entertainment industry;
        o   The need to establish ourselves as an important contender in the evolving film industry.

Although we feel we have substantial understanding of what products people might enjoy, based on our years of experience and expertise, we may have a limited insight into other trends that may affect our business. We can't be certain that we will be successful or that we will successfully address these risks. If we fail to do so, we would seriously harm our business and operating results.

We Have No History of Operations. Our operations have consisted mainly of producing one short film parody, and developing our business model and otherwise organizing our operations. We incorporated in Delaware on November 21, 2002. We might suffer big losses in the future as we devote time and money to development, promotions, marketing, and establishing our marketing staff. To be profitable we must develop, promote, and market our services, so they are accepted on a broad, commercial basis.

New Companies Historically Fail. As a new company, we have no significant operating history for you to base an evaluation of our performance. We are a new business, and the failure rate for new businesses has been high. Our future success has to be weighed against our expenses, difficulties and delays that we expect to encounter with the operation of our new business.

We Have No Recent Profits From Operations and We Have Never Had Profits.
Although we have completed all photography on our first film, this film has not been sold, and will likely never be sold. In fact, we have not sold a single thing since we began operations, and so have no profits, recent or otherwise, and will likely not have any profits for the foreseeable future, as we continue to produce entertainment products without likelihood that any will be sold.

We Are In A Poor Financial Position. We have no sales and no revenues and do not anticipate any revenues for the foreseeable future. Current operations may continue if this offering is not successful; however, future planned operations over the next year will be quite limited if this offering is not successful, although Management has committed to personally maintaining, if necessary, the financial resources for the Company to meet its administrative responsibilities over the coming year, as well as produce a small number of short and
"super-short" (under 10 minutes) films in order that our marketing plan as described above can be pursued.

We Do Not Have Sufficient Funds and This May Lead to More-Diluted Stock. Future
events, including the problems, delays, unexpected expenses and other difficulties frequently encountered by movie production companies may lead to cost increases that could make the net proceeds of this offering insufficient to fund our proposed operations. We may require additional financing. This may not be available on a timely basis, in sufficient amounts or on acceptable terms.
This financing may also dilute existing shareholders' equity. Any debt financing or other financing of securities senior to common stock will likely include financial and other covenants that will restrict our flexibility. If we need to obtain additional financing, there's no assurance that financing will be available.

We Will Not Be Profitable Anytime Soon. We will not be profitable in the near future. Our plan does not project profitability anytime soon. Even with a great deal more funding, either through debt or future equity sales, we can not assure any profitability of the Company in the near future, certainly not in the next year or more.

The Economy or Other General Conditions. Our financial position could be further negatively impacted indirectly by economic or other conditions outside our control, including:

        o   recession or inflation;
        o   job layoffs;
        o   increase in the unemployment rate;
        o   war;
        o   taxes being raised.

Our Business, the Entertainment Industry, Typically Has Far More Supply of
Product Than Demand. Although now with the internet there are literally almost an inifinite number of ways one may show one's entertainment products to the public, there are still, nevertheless, only a very few ways to show one's entertainment product to the public in exchange for money. There's broadcast network programming, which includes NBC, CBS, ABC, FOX, WB and UPN, and several basic cable "network" channels which have original entertainment programming, including USA Network, Comedy Central, Lifetime, E! Entertainment Television,

the PAX network, ABC Family, and MTV Networks. There's also a limited amount of original programming funded by premium pay cable outlets, including HBO,
Showtime, Cinemax and Encore! But there are not many other venues for exhibiting one's work for money, and this huge amount of supply, combined with relatively few outlets for the supply, creates a "bottleneck" effect for entertainment products, where there is a great deal of competition among suppliers of entertainment content, such as the Company, and outlets which air them, such as broadcast, basic cable and premium cable channels.

Our Business Has Fierce Competition. Our chosen market is highly competitive and we only expect the competition to intensify in the future. Our competitors -
including Lion's Gate Films, Miramax (a division of Walt Disney Corp.)
Fox Searchlight (a division of News Corp.) and Sony Pictures Classics
(a division of Sony Corp.) - have more funds, technical and marketing know-how and other advantages than we have. Those companies that have already established a presence in the entertainment industry, have begun to make a name for themselves, have existed for a longer period, have more money and have established strong business relationships. Some of them may expand their presence on the Internet. We believe that there are numerous smaller companies that are focused on developing web sites to advertise their films and will compete with us directly. We can't give you any assurances that these competitors won't completely dominate our segment of the industry. We also are aware that competition in film production is also very strong and are relying on our experience to overcome that competition.

The competition comes from both companies within the same business and companies in other entertainment media which create alternative forms of leisure entertainment. The Company may compete with several "major" film studios which are dominant in the film industry, as well as with numerous independent film and television production companies, television networks, and pay television systems for the services of performing artists, directors, producers, and other creative and technical personnel, and production financing. Many of the organization with which the Company competes have significantly greater financial and other resources than does the Company. The majors are typically large, diversified entertainment concerns or subsidiaries of diversified corporations which have strong relationships with creative talent, exhibitors, and others involved in the entertainment industry, and whose non-motion picture operations provide stable sources of earnings that offset variations in the financial performance of their motion picture operations.

In addition, there are other sites on the web which have filmed entertainment products which members of the public may view, including atomfilms.com and
kinemafilms.com, both of which are far more established in the entertainment industry than we are.

We will have no control over how successful our competitors will be in addressing these points. Also, increased competition could result in price reductions, fewer orders, less sales, lower profits and loss of market share.

Our Business, the Entertainment Business, Is Risky. Distributing entertainment products is a highly risky business. Success of any product depends on its appeal to public taste, which changes on a whim and can't be predicted. Another factor is the popularity of other products being distributed at the same time.
How a film will do in the industry is impossible to predict. And, the entertainment industry, in particular, is going through big changes, due to technological developments. There is no way we can predict accurately how the new technological developments will affect the various markets for our products.

Significant Changes in Our Business Could Affect Our Ability to Expand. The
entertainment business, and the film and video industry as it relates to the internet in particular, may undergo significant changes in the way content is being chosen, acquired and distributed. We are not familiar with the specifics of these changes, and as a result, we feel it will be even more difficult for us to get our products seen if the manner by which outlets choose ther content changes from the way it is today.

There is No Market For Our Common Equity Securities. Our common shares are not listed on any stock market or exchange, making the selling and trading of our shares exceedingly difficult. Without a secondary market, one is not easily able to sell or trade our shares after purchasing them, and therefore may be stuck with their shares, rendering them rather unliquid. We do plan to apply for a priced quotation on the OTC Pink Sheets, but there is no guarantee that our application will be approved.

We May Never Develop A Market For Our Stock. After closing, we intend to apply for a listing of our Common Stock on the OTC Pink Sheets. We don't know if we will be accepted for listing on this stock exchange. Even if we are accepted, quotation on the OTC Pink Sheets doesn't assure that a meaningful market will be created and sustained. In fact, the OTC Pink Sheets are notorious for having inconsistent or non-existent trading volumes on a day-to-day basis.

We Have Not Done A Feasibility Study. Our business and marketing plans are only based on our own experience. We can't promise we have made a good judgment of the workability of this project.

If We Fail, Investors Will Lose Their Money. Tally-Ho Ventures, Inc. is a new
company with an unusual marketing plan and we don't own significant assets or other securities. Therefore, if we fail to execute our business model successfully and fail to create a demand for our products we will not achieve profitability. In that case, you could lose your investment.

We May Not Be Able to Produce Successful Films. Our business is dependent on our ability to produce quality films, which will be commercially successful.
Furthermore, because each film is an individual artistic work, with its commercial success primarily determined by an unpredictable audience reaction, and because costs involved with a film may be greater than its economic return, there's no assurance as to the economic success of any motion picture.
Therefore, the failure of one or two films could have a material adverse impact on our financial condition.

We Have Broad Discretion Over Allocation of Funds. If you purchase our stock you are entrusting the allocation of your investment to our judgment and, outside of the information supplied in this offering (see Use of Proceeds below) you will have only limited information about how your funds are applied, particularly with respect to the budgeting of individual films and other entertainment products.

Concentration of Share Ownership. Assuming that the maximum number of shares have been sold, and on the basis of the number of shares of Common Stock that will be outstanding upon the completion of this offering, the officers and directors of the Company, as a group, will own or control approximately 60.2%
(percent) of the outstanding common stock. The officers and directors will be able to control the Company and direct its affairs and business.

We Are Dependent On the Senior Management Team. Our management team is Tal
Kapelner, President and Chairman of the Board of Directors, Cheney Shapiro,
Vice-President, Secretary and a Director and Ariella Kapelner, Treasurer. If we
lost any of these key people it would hinder our progress a great deal. Because we operate in a competitive market, we are very dependent on being able to attract qualified people to work with us. So, we must restrict hiring to key executives and a small administrative staff and invest in marketing and other activities wisely. Additionally, there is intense competition for the kind of personnel we need. Our success depends on our ability to attract and hire such personnel. We can't assure you that we will be able to attract and retain the kind of staff we need to be successful.

We Could Be Wrongly Speculating On Our Success. We have made an unsurveyed assumption that the public will want our products. No formal survey has been done, so we could be wrongly speculating on our success.

We Have No Plans To Pay Dividends. We do not expect to pay dividends now or in the foreseeable future. We intend to use any future earnings for upkeep of our website and more entertainment products, such as films. Should we decide to pay dividends at any time in the future, there is no guarantee that they will be paid on a timely basis. If in buying our stock you anticipate income from dividends, you should not buy our stock.

Unforeseen Events. Catastrophes, either natural or man-made, could greatly delay operations, or make it impossible for us to operate. Our systems and our operations would be vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, earthquakes and other such events.
Additionally, the servers for our websites could become vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. This could lead to interruptions, delays or loss of data.

Our Marketing Strategies Are Unusual. As described above, our marketing strategies will be done through the internet, distribution of VHS tapes to members of the entertainment industry, submission of tapes unsolicited to satellite, cable and broadcast channels, and submission to film festivals. There is no known track record of campaigns like this being successful. We will also be finding as many online venues for online advertising, web listings and web page links to make the consumer aware of our products and us. There is no empirical data on how successful this marketing approach is or will be.

No One Has Made Any Firm Commitment To Purchase All Or Any Part Of The Shares
We're Offering.We have no underwriting agreement, so we can't promise that all or any shares will be sold.

We May Have System Interruptions And Capacity Restraints On Our Website. The
satisfactory performance, reliability and availability of our website will be critical to our reputation. From time to time, we may have temporary system interruptions for a variety of reasons, including power failures and software bugs. We may not be able to correct any problem quickly as the reason for the interruption may be outside of our control, or we might not have sufficient control to remedy the problem quickly or at all. Any system failure that results in the unavailability of our web site can result in negative publicity and reduce the attractiveness of our site.

We May Face Liability. Content on our web site may bring liability to the
Company. We will post product information and other content on our web site and could possibly face potential liability for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the nature and content of the materials we post. Such claims have been brought and sometimes successfully pressed against Internet content distributors. We could also be exposed to liability with respect to unauthorized duplication of content or unauthorized use of other parties' proprietary technology. Although we may obtain general liability insurance, it may not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed. Therefore any imposition of liability could hurt our business.

Limited Protection of Intellectual Property Rights. The Company regards its entertainment products, as well as the scripts for all scripted entertainment products, as proprietary and relies primarily on a combination of copyright, trademark, trade secret and confidential information laws, and will rely on employee and third-party non-disclosure agreements and other methods, to protect its proprietary rights. There can be no assurance that these protections will be adequate to protect the Company's intellectual property rights or that the
Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies. The Company believes that its products, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties. There can be no assurance that third parties will not assert infringement claims against the Company in the future with respect to current or future products, trademarks or other
Company works or that such assertion may not require the Company to enter into royalty arrangements or result in costly litigation.

The Price Of Our Stock Is Arbitrary. The price of our stock has been determined arbitrarily by Tally-Ho Ventures, Inc. and has no bearing on our assets, book value, revenues, prospects or other established criteria of valuation. Since our common stock has never been traded on a secondary market, prices for the common stock may decline after the offering. There is no public market for our stock and we can't promise a market will develop or that any shareholder will be able to liquidate his investment quickly, if at all. We have no underwriter in connection with this offering.

If a market does develop, the price could be very volatile. Also, an active trading market for our common stock might not develop or be sustained. Factors such as the ones discussed here in the Risk Factors section could have significant impact on the market price of our stock. Even if a purchaser does

                                       10

find a broker who will to do a transaction in our common stock, the combination of brokerage commissions, state transfer taxes (if any) and other selling costs may exceed the selling price.

You may also face large restrictions on the resale of our common stock because of state and federal laws and regulations.

The Market For Penny Stocks Has Suffered. In recent years, the penny stock
(under $5) secondary markets have sufferred from patterns of fraud and abuse.
Such patterns include:

        o   control of the market for the security by one or a few broker-
            dealers who are often related to the promoter or issuer;
        o   manipulation of prices through pre-arranged matching of purchases, sales and false and misleading press releases;
        o   boiler room practices involving high pressure sales persons;
        o   excessive and undisclosed bid-ask differentials and mark-ups selling broker-dealers;
        o   the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a level, along with the inevitable collapse of those prices consequent to investor losses.

We are aware of the abuses that have occurred historically in the penny stock market. Though we aren't in a position to dictate the behavior of the market, we will strive (within practical limits) to prevent the above patterns from being established as it relates to our stock.

We Have A Limitation Of Liability Against Our Directors. As permitted by
Delaware law, there are limits of liability of our directors for monetary damages for breach of director's fiduciary duty except for liability in certain instances. As a result you as a stockholder will have limited rights to recover against directors for breach of fiduciary duty.

Forward Looking Statements Can't Be Relied Upon. The information and discussion in this Prospectus contains both historical and forward-looking statements. The forward-looking statements regarding our financial condition, operating results, business prospects or any other aspect of our company, can be quite different from our actual financial condition, operating results and business performance in the end, once we have become operational.

We have tried to identify factors that would cause results to differ from our expectations. The factors we have isolated are:

        o   bad economic conditions;
        o   intense competition;
        o   entry of new competitors with similar marketing plans;
        o   increased and more stringent federal, state and local government regulation;
        o   under-funding;
        o   unexpected costs;
        o   price increases for supplies;
        o   inability to raise prices;
        o   failure to get more people to view our site;
        o   risk of litigation and administrative proceedings against our
            Company and our employees;
        o   fluctuation of our operating results and financial condition;
        o   bad publicity and news coverage;
        o   unsuccessful marketing and sales plans;
        o   loss of key executives;
        o   inflation factors;
        o   failure to win a slot in a film festival;
        o   failure to get any of our work aired on a broadcast, satellite or cable outlet.

                                       11

Item 4. Use of Proceeds

The net proceeds of the offering will be used as follows:

If all 25,000,000 shares in the offering are sold, net proceeds will be
$250,000, used as follows:
(all figures are approximate)
Priority Number 1:
o    Conducting Offering Pursuant to This Registration Statement
     Repay loans from Management for costs as follows:
         - SEC and Blue Sky State Registration Fees:             300
         - Copying and Printing Prospectus:                      250
         - Mailing and Couriering Prospectus:                  1,500
                                                               -----
                                    Sub-Total (priority #1)    2,050

Priority Number 2:
o    Other Administrative Duties and Functions
         - Transfer Agent Fees; Share Certificates:              600
         - Accounting Fees (through 2003):                     6,000
         - Bank Account Fees (through 2003):                     150
         - Legal Fees (for quarterly reports through 2003):    1,500
         - EDGARizing (for quarterly reports through 2003):      800
         - Misc. Office and Computer Supplies/Phone/Fax:       3,600
         - Reserve Account:                                    2,000
                                                               -----
                                    Sub-Total (priority #2)   14,650

Priority Number 3:
o   Marketing Expenses
         - Continued Web Hosting and Design (through 2003):    5,000
         - Making VHS/DVD Copies of Our Work:                    900
         - Mailing VHS/DVD Copies of Our Work:                 1,400
                                                               -----
                                    Sub-Total (priority #3)    7,300

Priority Number 4:
o   Entertainment Products
         - 1 television pilot (in 2003):                     100,000
         - 7 short films (in 2003):                           91,000
         - 7 super-short (under 10 minutes) films (in 2003):  35,000
                                                              ------
                                    Sub-Total (priority #4)  226,000

                                      Total (all priorities)             250,000

If we sell only 12,500,000 shares in the offering (50% of the maximum), we will get $125,000 net proceeds and use the money as follows:
(all figures are approximate)
Priority Number 1:
o        Conducting Offering Pursuant to This Registration Statement
         Repay loans from Management for costs as follows:
         - SEC and Blue Sky State Registration Fees:             300
         - Copying and Printing Prospectus:                      250
         - Mailing and Couriering Prospectus:                  1,500
                                                               -----
                                    Sub-Total (priority #1)    2,050

                                       12

Priority Number 2:
o        Other Administrative Duties and Functions
         - Transfer Agent Fees; Share Certificates:              600
         - Accounting Fees (through 2003):                     6,000
         - Bank Account Fees (through 2003):                     150
         - Legal Fees (for quarterly reports through 2003):    1,500
         - EDGARizing (for quarterly reports through 2003):      800
         - Misc. Office and Computer Supplies/Phone/Fax:       3,600
         - Reserve Account:                                    3,000
                                                               -----
                                    Sub-Total (priority #2)   15,650

Priority Number 3:
o        Marketing Expenses
         - Continued Web Hosting and Design (through 2003):    5,000
         - Making VHS/DVD Copies of Our Work:                    900
         - Mailing VHS/DVD Copies of Our Work:                 1,400
                                                               -----
                                    Sub-Total (priority #3)    7,300

Priority Number 4:
o        Entertainment Products
         - 5 short films (in 2003):                           65,000
         - 7 super-short (under 10 minutes) films (in 2003):  35,000
                                                              ------
                                    Sub-Total (priority #4)  100,000

                                        Total (all priorities)           125,000

If we sell only 6,250,000 shares in the offering (25% of the maximum), we will get $62,500 net proceeds and use the money as follows:
(all figures are approximate)
Priority Number 1:
o       Conducting Offering Pursuant to This Registration Statement
        Repay loans from Management for costs as follows:
         - SEC and Blue Sky State Registration Fees:             300
         - Copying and Printing Prospectus:                      250
         - Mailing and Couriering Prospectus:                  1,500
                                                              ------
                                    Sub-Total (priority #1)    2,050

Priority Number 2:
o        Other Administrative Duties and Functions
         - Transfer Agent Fees; Share Certificates:              600
         - Accounting Fees (through 2003):                     6,000
         - Bank Account Fees (through 2003):                     150
         - Legal Fees (for quarterly reports through 2003):    1,500
         - EDGARizing (for quarterly reports through 2003):      800
         - Misc. Office and Computer Supplies/Phone/Fax:       3,600
         - Reserve Account:                                      300
                                                               -----
                                    Sub-Total (priority #2)   12,950

                                       13

Priority Number 3:
o        Marketing Expenses
         - Continued Web Hosting and Design (through 2003):    5,000
         - Making VHS/DVD Copies of Our Work:                    600
         - Mailing VHS/DVD Copies of Our Work:                   900
                                                               -----
                                    Sub-Total (priority #3)    6,500

Priority Number 4:
o        Entertainment Products
         - 2 short films (in 2003):                           26,000
         - 3 super-short (under 10 minutes)films (in 2003):   15,000
                                                              ------
                                    Sub-Total (priority #4)   41,000

                                       Total (all priorities)             62,500

If we sell only 2,500,000 shares in the offering (10% of the maximum), we will get $25,000 net proceeds and use the money as follows:
(all figures are approximate)
Priority Number 1:

o        Conducting Offering Pursuant to This Registration Statement
         Repay loans from Management for costs as follows:
         - Blue Sky State Registration Fees:                     300
         - Copying and Printing Prospectus:                      250
         - Mailing and Couriering Prospectus:                  1,500
                                                              ------
                                    Sub-Total (priority #1)    2,050

Priority Number 2:
o        Other Administrative Duties and Functions
         - Transfer Agent Fees; Share Certificates:              600
         - Accounting Fees (through 2003):                     3,000
         - Bank Account Fees (through 2003):                     150
         - Legal Fees (for quarterly reports through 2003):    1,500
         - EDGARizing (for quarterly reports through 2003):      800
         - Misc. Office and Computer Supplies/Phone/Fax:       3,600
         - Reserve Account:                                    2,700
                                                               -----
                                    Sub-Total (priority #2)   12,350

Priority Number 3:
o        Marketing Expenses
         - Continued Web Hosting and Design (through 2003):    5,000
         - Making VHS/DVD Copies of Our Work:                    200
         - Mailing VHS/DVD Copies of Our Work:                   400
                                                               -----
                                    Sub-Total (priority #3)    5,600

Priority Number 4:
o        Entertainment Products
         - 1 super-short (under 10 minutes) film (in 2003):    5,000
                                                               -----
                                    Sub-Total (priority #4)    5,000

                                       14

Total (all priorities) 25,000 If we sell only 1,270,000 shares in the offering
(5.1% of the maximum), we will get $12,700 net proceeds and use the money as follows:
(all figures are approximate)
Priority Number 1:
o        Conducting Offering Pursuant to This Registration Statement
         Repay loans from Management for costs as follows:
         - SEC and Blue Sky State Registration Fees:             300
         - Copying and Printing Prospectus:                      250
         - Mailing and Couriering Prospectus:                  1,500
                                                               -----
                                    Sub-Total (priority #1)    2,050

Priority Number 2:
o        Other Administrative Duties and Functions
         - Transfer Agent Fees; Share Certificates:              600
         - Accounting Fees (through 2003):                     3,000
         - Bank Account Fees (through 2003):                     150
         - Legal Fees (for quarterly reports through 2003):    1,500
         - EDGARizing (for quarterly reports through 2003):      800
         - Misc. Office and Computer Supplies/Phone/Fax:       3,600
                                                               -----
                                    Sub-Total (priority #2)    10,650

                                       Total (all priorities)             12,700

Below this level of only $12,700 worth of shares sold in this offering,
Management will be required to honor their commitment to personally loan the
Company funds in order for our administrative responsibilities for the next year to be met, including the application for a listing on the OTC Pink Sheets later this year. We may also try to obtain a loan from a benefactor or a lending institution, or conduct a future money raise, such as a private placement offering, although none of these are currently planned. (Please see Risk
Factors, above.)

Item 5. Determination of Offering Price.

Our offering price was set arbitrarily by our management, and the price chosen has no bearing on our assets, book value, revenues, prospects or other established criteria of valuation (see Risk Factors, above). Despite the offering price being arbitrary, there were certain nebulous and subjective factors that were considered by management in determining the offering price, and these factors were

a) the fact that our company is just over four months old, with no real operating history, except for one short film which has completed shooting and is currently in post-production;

b) the fact that we have not had profits nor revenues, and expect no revenues for the near future and no profits for the foreseeable future;

c) the fact that our business is extremely risky and speculative;

d) the fact that we do not have experience running a reporting company;

e) the fact that at $0.01 per share, the public would be buying our shares at ten times the price that the officers and directors of the Company paid when they bought our shares at the Company's inception;

f) our attempt to set a price that could offset the risks involved in a potential investor's mind; and

g) our attempt to start small, not risk more investors' money than we have to, and then, if we begin meeting the goals in our business plan, to do future money raises as needed and set the price higher.

                                       15

Item 6. Dilution.

The price per share paid by the officers and directors of the Company was $0.001 per share (equivalent to the par value of the shares). They got their shares at the Company's inception.

The price per share we are asking the public to pay in this offering is $0.01 per share, which is ten times what the officers and directors paid for their shares.

The net tangible book value per share before the distribution is $0.000.

Assuming all shares in the offering are sold, the net tangible book value per share after the distribution will be $0.003.

Assuming all shares in the offering are sold, the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers of the shares being offered is $0.003 (100%).

Assuming all shares in the offering are sold, the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers is 70%.

Item 8. Plan of Distribution.

Our plan of distribution is to offer for sale 25,000,000 shares of our common stock for cash at a price of $0.01 per share and/or in exchange for services rendered at the same value of $0.01 per share or to cancel debt at the same value of $0.01 per share. We have registered the shares for sale to provide us with freely tradeable securities. The Company will receive any net proceeds from the sale of these shares and we will use the proceeds at our discretion (please see Use of Proceeds, above). If we fail to raise the maximum offering, the
Company will keep whatever funds are raised in order to offset the costs of this offering.

We do not intend to allow any of our officers or directors to purchase shares in this offering.

We will use our subscription agreement, which can be found in the Exhibit
Section of this statement, to determine each purchaser's qualifications to invest. Each potential investor will be required to complete a subscription agreement, because the purchase of our stock involves substantial risks, which will outline his or her financial status and capabilities for purchasing a high risk investment.

The Company will not be using any broker-dealers or underwriters in the selling of shares in this offering, and will not pay any commissions to anyone, including members of management, in connection with this offering. Members of management will attempt to sell the 25,000,000 shares being offerred on a best-efforts basis.

Item 10. Directors, Executive Officers, Promoters and Control Persons.

The following are the names and ages of all directors and executive officers, their positions and offices, and brief descriptions of their business experience during the past five years:

Name              Age      Position(s) Held          Business Experience During
                           With the Company          Past Five Years

Tal Kapelner      28       President and             Sole officer and director of
                           Chairman of the           his own California subchapter
                           Board of Directors        S corporation, which sells
                                                     technical writing and .
                                                     administrative services,

                                       16

Cheney Shapiro    20       Vice-President,           Executive Assistant to Chairman of
                           Secretary and             David Morse and Associates, an
                           a Director                insurance adjusting firm in
                                                     Glendale, California, 2000-2002.
                                                     Currently offers her administrative
                                                     services to business consultants.

Ariella Kapelner  56       Treasurer                 Currently serves as Executive
                                                     Director of Living and Education,
                                                     Inc., a non-profit production company
                                                     producing educational television shows,
                                                     videos and motion pictures. A licensed
                                                     postsecondary school director, Ms.
                                                     Kapelner has also served as its CFO
                                                     for three years. Ms. Kapelner is also
                                                     Executive Director of the Federal
                                                     Commission on Educational Rights, Inc.
                                                     and is overseeing its financial matters.

The following are all the directors of the Company, their terms of office and periods in which they served, and identification of any other directorships held in reporting companies, with names of those companies:

Director's Name      Term of Office as Director and            Other Directorships Held in
                     Period During Which Served                Reporting Companies

Tal Kapelner             4 months                                      None
                         Served November 21, 2002 - present

Cheney Shapiro           4 months                                      None
                         Served November 21, 2002 - present

Ariella Kapelner, treasurer, is the mother of president and Chairman of the
Board, Tal Kapelner.

Item 11. Security Ownership of Certain Beneficial Owners and Management.

The following information is for any person (including any group of two or more persons acting as a partnership, syndicate or other similar group) who is known to us to be the beneficial owner of more than five percent of any class of our voting securities:

Title of Class    Name and Address of Beneficial Owner     Amount and Nature        Percent
                                                          of Beneficial Owner      of Class

   Common                Tal Kapelner                     20,000,000 shares(1)      46.3
   Stock                 c/o Tally-Ho Ventures, Inc.      President and
                         518 Oak Street  #2               Chairman of the
                                                          Board of Directors

   Common                Cheney Shapiro                   20,000,000 shares(2)      46.3
   Stock                 c/o Tally-Ho Ventures, Inc.      Vice-President,
                         518 Oak Street  #2               Secretary and a
                                                          Director

(1)   Tal Kapelner owns 20,000,000 shares of the Company, no part of which are options, warrants, or via any other rights, and he has no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days.

(2)   Cheney Shapiro owns 20,000,000 shares of the Company, no part of which are options, warrants, or via any other rights, and she has no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days.

                                       17

We only have one class of equity securities, and that is our Common Stock, and we have no parents or subsidiaries. For our Common Stock, we present the following information regarding the security ownership of our management, as of
December 31, 2002:

Title of Class    Name and Address of Beneficial Owner     Amount and Nature        Percent
                                                          of Beneficial Owner      of Class

   Common                Tal Kapelner                     20,000,000 shares(1)      46.3
   Stock                 c/o Tally-Ho Ventures, Inc.      President and
                         518 Oak Street  #2               Chairman of the
                                                          Board of Directors

   Common                Cheney Shapiro                   20,000,000 shares(2)      46.3
   Stock                 c/o Tally-Ho Ventures, Inc.      Vice-President,
                         518 Oak Street  #2               Secretary and a
                                                          Director

   Common                Ariella Kapelner                 1,000,000 shares(3)        2.3
   Stock                 c/o Tally-Ho Ventures, Inc.      Treasurer
                         518 Oak Street  #2

   Common                All Directors and Executive      41,000,000 shares(4)      95.0
   Stock                 Officers as a Group.
                         c/o Tally-Ho Ventures, Inc
                         518 Oak Street  #2

(1)   Tal Kapelner owns 20,000,000 shares of the Company, no part of which are options, warrants, or via any other rights, and he has no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion prvilege or any other right, within sixty days.

(2)   Cheney Shapiro owns 20,000,000 shares of the Company, no part of which are options, warrants, or via any other rights, and she has no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days.

(3)   Ariella Kapelner owns 1,000,000 shares of the Company, no part of which are options, warrants, or via any other rights, and she has no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days.

(4)   All Directors and Executive Officers as a Group own 41,000,000 shares of the Company, no part of which are options, warrants, or via any other rights, and they have no rights to acquire beneficial ownership of any other shares, whether through option, warrant, conversion privilege or any other right, within sixty days.

Item 12. Description of Securities.

Dividend Rights - Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefore.

Voting Rights - Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Shares of Common Stock do not have cumulative voting rights, which means that the holders of the majority of the share votes eligible to vote and voting for the election of the Board of
Directors can elect all members of the Board of Directors.

Preemption Rights - Holders of our common stock have no preemptive or conversion rights or other rights to subscribe for or to purchase any stock, obligations or other securities of the Company.

                                       18

Liquidation Rights - In the case of liquidation, dissolution or winding up of
Tally-Ho Ventures, Inc., the holders of shares of our Common Stock will be entitled to share ratably in the net assets of the Company legally available for distribution to shareholders after payment of all our liabilities and any preferred stock then outstanding (although none is currently outstanding).

Other Material Rights - There are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of holders of our Common Stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future, although our Certificate of Incorporation does not currently authorize any preferred stock at all.

Item 14. Disclosure of Commission Position of Indemnification for Securities Act
Liabilities.

Section 145 of the Delaware General Corporation law makes provision for the indemnification of officers and directors under certain circumstances from liabilities, including reimbursement for expenses incurred, arising under the
Securities Act. Section 145 of the Delaware General Corporation law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

        a)   for any breach of the director's duty of loyalty to the corporation or its stockholders;

        b)   for acts or omissions not in good faith or which involve
             intentional misconduct or a knowing violation of law;

        c)   arising under Section 174 of the Delaware General Corporation law;
             or

        d)   for any transaction from which the director derived an improper personal benefit.

The Delaware General Corporation law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.

However, currently, Tally-Ho Ventures, Inc. has no charter provisions, by laws, contracts or other arrangements that insures or indemnifies directors, officers or controlling persons of the Company against liability under the Securities
Act.

Insofar as indemnification for liabilities arising under the Securities Act of
1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

We provide the undertaking that in the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Organization Within Last Five Years.

The Company does not have any parents.

We have no promoters.

                                       19

Item 16. Description of Business.

Business Development.

Tally-Ho Ventures, Inc., a Delaware corporation, was incorporated on November
21, 2002.

Before we incorporated, we had the idea of setting up a website which had entertaining (generally comedic) material on it, including comedic essays and free-form prose "musings", as well as video and film parodies of varying lengths
(though generally no more than 15-20 minutes each at the most).

Our purpose in having this website is to have people in the entertainment industry see what kind of work we are capable of, and then give us paid work as producers of television and film projects.

We then decided that we should start up a corporation as the vehicle by which to operate this venture, and have the corporation be a television and film production company, where eventually, after our work would hopefully become recognized by those people in the entertainment industry who are able to make the decision to fund a film or television project, we would be given a budget by a television network or film studio to produce television "pilots", and other television programs and specials, as well as short- and feature-length films, for theatrical release or release directly to vide outlets.

We incorporated on November 21, 2002 in the state of Delaware, and since that time have set up the website described above (located at
www.tallyhoventures.com) as well as begun very rudimentary promotion of the website, such as submitting our web address to ten or so of the more popular web search engines and web directories, including Google, HotBot, Lycos, Netscape
Search and DMOZ (which provides search results to many serch engines such as
Alta Vista and AOL search).

We have also worked with the Screen Actors Guild actors union ("SAG") to make sure our production company complied with all SAG rules for working with professional acting talent, and to that end we have signed the Experimental Film
Agreement with the Screen Actors Guild (see copy of executed Agreement, attached as an Exhibit).

Finally, we have recently completed final photography on our first short film parody, entitled "The G! True Tinseltown Tale: Dude, Where's My Car?" a parody of both the television series "The E! True Hollywood Story" and the 2000 film
"Dude, Where's My Car?" released by Twentieth Century Fox. The film is now near completion of post-production, with most editing and graphics completed and awaiting narration and music, before being marketed and distributed (see
Business of Issuer below for more detail on our distribution and marketing methods).

Business of Issuer.

Principal products or services and their markets. We are a development-stage company in the business of producing entertainment products, principally short films, web-exclusive videos vignettes and skits, and "pilot" (one full-episode test) television programs. We also are currently engaged in producing entertaining written material - such as comedic essays and free-form prose - and posting these and our other products to our website www.tallyhoventures.com.

The market for our products is principally members of the entertainment industry, particularly those in charge of programming and finances. We ultimately are seeking professional production opportunities in television and film, and in order for us to be retained for such producing services we seek for the Company, we must make our work recognizable among members of the entertainment industry who are in the position to offer the Company such professional producing opportunities.

                                       20

A lesser market for our products would be the public at large. We feel that if we got the attention of enough people, regardless of whether they worked in the entertainment industry or not, there would be enough positive word of mouth about our work to generate the kind of producing opportunities described above.

The short- and long-term overall financial plan. We have used no-interest loans from members of our management for our initial administrative costs, including accountant's fees, as well as the initial development of the Company's website and the production of our first major entertainment product, a short film parody. We are hoping that we are able to sell enough shares in this offering to allow us to a) maintain our administrative responsibilities, b) maintain and periodically update our website, and c) continue to market our products and d)
make more products, over the next 12 months (see Management's Discussion and
Analysis or Plan of Operation below). If we do not sell enough shares to do this, Management will be required to meet its commitment and personally loan the
Company funds in order for our administrative responsibilities for the next year to be met, including the application for a listing on the OTC Pink Sheets later this year. We may also try to obtain a loan from a benefactor or a lending institution, or conduct a future money raise, such as a private placement offering, although none of these are currently planned. Within three years, we hope to be offered a budget from a film and/or television distribution company or television network to produce a film or television program.

We intend to initially apply for a priced quotation on the OTC Pink Sheets within the coming year.

Distribution and marketing. The first way we intend to market and distribute our entertainment products is to post them on our website, www.tallyhoventures.com, and make them available for viewing for free to the public. Initially, we will not have any resources - except word of mouth - to actively advertise the website, and so we anticipate very little traffic initially for our website.
However, our website is up and operating properly already, and GraphicPark.net, the website design and marketing firm we are using, has already submitted our
URL - http://www.tallyhoventures.com - to more than ten popular search engines and web directories, including Google, HotBot, Lycos, Netscape Search and DMOZ
(which provides search results to many serch engines such as Alta Vista and AOL search). This will allow the general public to become aware of our site through web searches they conduct on their own into the areas with which our website deals, and we anticipate that some growth in site traffic will occur through this means.

Although our website will have available for viewing all of our products for free, and therefore not be income-producing, our plan nevertheless calls for us to concentrate on increasing website traffic, as we view traffic as a way to increase the positive word of mouth about our products, thus hopefully getting the attention of executives of a film and/or television distribution company or television network, who might offer the Company a professional production opportunity, such as producing a television pilot or special, or short or feature-length film, and it is the steady producing of television shows and films which is the ultimate goal of the Company. For that reason, our busines plan also calls for future funds (funds we receive after this offering is completed) to be used to advertise on other websites which might have a demographic that would appreciate our work, including off-beat political
"me-zines" (individualized web sites featuring a definite personality) such as
andrewsullivan.com, or other off-beat humor websites such as bobanddavid.com or
atomfilms.com.

The second way we intend to market and distribute our products is to distribute recordings of our films via VHS tape and/or DVD to members of the entertainment community. For example, management's first entertainment product is a short film entitled: "The G! True Tinseltown Tale: Dude, Where's My Car?" This short film is a parody of both the television series "The E! True Hollywood Story" as well as the 2000 film "Dude, Where"s My Car?" released by Twentieth Century Fox. All photography of the short film was completed in January of 2003 and is now near completion of post-production. As mentioned above, we intend to market this product after post-production is completed by uploading it onto the
tallyhoventures.com website. However, we will also send VHS and/or DVD copies of the film to the subjects that were parodied in the film as a way of enhancing recognition of the film.

                                       21

This second marketing and distribution method also dovetails with our first marketing and distribution method (the website), because at the end of the tape containing the parody, the audience watching the parody will be directed to our website for more free entertainment products. Future filmed parodies produced by
Management will likely be distributed in a similar fashion.

Although unusual, this marketing maneuver of distributing tapes to members of the entertainment community as a way of increasing exposure for one's work is not without precedent. The president of our company, Tal Kapelner, recalls when he was a writers' assistant and assistant to an executive producer on a network television sitcom in 1997-1998. During that time, VHS recordings containing bootleg copies (copies produced without the express permission of its authors)
of a 10-minute video cartoon produced as a "video Christmas Card" were circulating throughout the entertainment industry. Tal Kapelner himself was shown a bootleg copy of this 10-minute video Christmas card in the offices of one of the producers of the television sitcom he was working on at the time. He recalls that it wasn't long after that time that the creators of this video
Christmas card - who had done no prior work in the entertainment industry - were offered their own show on Comedy Central, a basic cable television channel jointly owned by AOL Time Warner and Viacom. The show was entitled "South Park"
and became one of Comedy Central's biggest hits and resulted in millions of dollars in merchandise sales and, in 1999, box office film revenue.

According to Indiana University Southeast's newspaper "The Horizon" and internet-based South Park chronicler Scott Hemmings, the story of how the television show "South Park" came about begins with the producers Matt Stone and
Trey Parker, who met while attending college in Colorado. They worked together in making film shorts for school, one of which was a short film about 4 foul-mouthed boys trying to kill Frosty the Snowman. The video was sent unsolicited to an executive at News Corp's 20th Century Fox, who enjoyed it and offered Parker and Stone $2000 to make a video Christmas card. Stone and Parker took the idea from the "Frosty" skit they had done and improved the animation a little. The finished product turned out to be the 10-minute video Christmas card, entitled "The Spirit of Christmas", wherein the 4 foul-mouthed boys were involved in a fight between Santa Claus and Jesus. They gave it to the Fox executive, who enjoyed it so much that he sent it out to his friends, who then sent it to others, and so on until actor George Clooney got a hold of a copy. He watched it and liked it so much he sent out between 300 and 700 copies to everyone he knew. Eventually top executives for various networks saw the skit and the calls started pouring into Messrs. Stone and Parker with offers to sign them on to make a series.

We envision our film and video entertainment products, at least initially, to be distributed in a similar "underground" fashion. We believe that sending our film and video parodies to the subjects of the parodies themselves is a clever way to have our products seen, and we hope that our products will be enjoyed by those to whom we send them, and distributed in the same underground, "guerilla"
fashion as the original video Christmas card produced by Trey Parker and Matt
Stone, with bootleg copies of our products being made by those who view it, eventually gaining greater recognition in the entertainment industry and perhaps eventually funding for future entertainment products, including television series and specials, short and feature-length films and internet-based films.

The third way in which we anticipate marketing and distributing our filmed entertainment products is to simply submit DVD copies of our film and video products to those satellite, cable and broadcast entities who air such products.
For example, a DVD copy of our first short film parody, "The G! True Tinseltown
Tale: Dude, Where's My Car?" may be submitted to HBO and/or Cinemax (both owned by AOL Time Warner), Showtime and/or The Movie Channel (both owned by Viacom),
IFC (Independent Film Channel - owned jointly by Cablevision, General Electric and MGM) and the Sundance channel (joint venture between Viacom, PolyGram and
Robert Redford). All of these cable and satellite channels air short films regularly and presumably would be willing to at least look at unsolicited submissions to see if they would like to air them, although we have no personal knowledge that it is that easy (see Risk Factors, above). It is true, however, that Alexandra Pelosi, the producer and director of the feature-length documentary "Journeys With George" - a documentary featuring an intimate look at
President George W. Bush as he campaigned for President in the year 2000 - did nothing more than submit her final edit of "Journeys With George" to HBO with a handwritten note asking them to air it, and HBO executives watched it, liked it and did, indeed, air it. We will try this plan and hope that something similar to what transpired for "Journeys With George" occurs for one of our film products.

                                       22

The fourth manner by which we intend to market and distribute our film and video products is by submitting them as entries in various film festivals and competitions across the continent. The largest and most famous film festivals
(which often include competitions of the films they exhibit) in North America include Sundance and Slamdance, both in Park City, Utah, Telluride in Telluride,
Colorado and the Toronto International Film Festival in Toronto, Ontario. Given
the asymmetric amount of supply of films to the slots allowed in these festivals, we believe it is not realistic that our films will be shown at any of these most famous film festivals, although we will certainly try to submit our films as entrants into them, beginning with our first film parody "The G! True
Hollywood Story: Dude, Where's My Car?" which is currently in post-production.
More realistic, we feel, is successfully entering our films in smaller film festivals, including Toronto Giggleshorts Comedy Film Festival and World of
Comedy International Film Festival, both held in Toronto, Ontario; Firstglance
Los Angeles Film Festival in Los Angeles; and the Anchorage Film Festival in
Anchorage, Alaska. Exhibiting any of our film products at film festivals increases the exposure our work receives, increasing the chance that an executive of a film and/or television distribution company or television network might see our work, and then might help the Company achieve its goals by offering the Company a profesional production opportunity, such as producing a television pilot or special, or short or feature-length film.

The plan for growth.    Once the Company begins to generate fees from the
production of films and sees profits being derived from the release of completed films, which we believe may occur within the next 1-3 years, we are confident that the Company will be able to meet its minimum operating requirements. We then anticipate having funds available for the needs of our development, making it possible to expand in both quality and quantity. (Please see Management's
Discussion and Analysis or Plan of Operation below).

Competition.    Initially, in order to make the business, marketing and
distribution plans we described above work, we need to have our entertainment products competitive in three places: 1) at film festivals, 2) on the Internet, and 3) within the actual offices of members of the entertainment community. And business conditions in all three places are extremely competitive.

First, at film festivals, our work will be submitted to the various film festivals across the continent, and then, prior to each festival, judged against thousands of other short film submissions. If our work is selected by the respective festival's judging panel, our work then is exhibited at the festival along with one hundred or more other films, all presumably of similar quality.
These conditions combine to create a very poor business environment for our work, in that the likelihood of being offered professional production opportunities as a result solely of these exhibitions is small.

Second, on the Internet, there is an overwhelming supply of entertainment products, including short- and feature-length films and videos, and entertaining written material such as essays, screenplays, teleplays, columns, short stories, etc., and most of the suppliers of these entertainment products are actively trying to get their products seen by the broad public, and many want to be offered paid jobs in the entertainment industry to write, direct, produce or act in television, music videos and/or film projects, which is similar to our plan.

With the advent of the Internet, the amateur entertainment suppliers have multiplied geometrically. There are literally thousands upon thousands of websites such as ours which feature the creative and artistic work of one or more people in the fields of film, video and creative writing. Websites which make available entertainment products similar to ours include atomfilms.com,
kinemafilms.com, shockwave.com, pitch-prods.com, cyanpictures.com,
paperbarkfilms.com, and alldaybreakfast.ca. These websites containing entertainment products similar to ours - and many thousands more - are virtually all more established than we are, and carry more material than we do currently, and are more well-known than our website is.

Getting one's product noticed on the Internet in this environment of overwhelming supply is extremely difficult. And with only a website which so far contains little content, and only one short film in post-production which cannot be uploaded onto our site until it is finished, and almost no promotion of the site, our competitive position in this industry is very weak currently.

                                       23

The third area in which we need our products to be competitive initially is within the actual work offices of the members of the entertainment community. As we described above, our plan calls for sending copies of our products to the very people and/or entities we make fun of in our parodies. This is because the number of submissions - both solicited and unsolicited - which members of the entertainment community receive is huge. Often agents, producers, studio heads and others involved in programming in the entertainment industry will receive hundreds of submissions every month, including script submissions, video submissions and so on. Even with our unusual marketing and distribution method, we face a daunting uphill battle to get our work noticed. And with our relatively unknown status, our competitive position in this arena is, again, very weak.

Our position is further weakened because price is not a method of competition in this segment of the industry. Virtually no low-budget web-based supplier of entertainment products charges for their products, making it impossible to
"undercut" the competition through price. And of course no supplier charges members of the entertainment industry a fee when they send submissions because suppliers are often desperate for members of the entertainment industry to view their work. Quality of product is certainly a method of competition; however, there, too, the sheer amount of entertainment products available make it close to impossible to "rise above the rest" in terms of quality.

Another competitive method is "who you know", meaning that any personal and/or business relationships cultivated with members of the entertainment community by each supplier are utilized to get the respective supplier's work seen by those members of the entertainment community. Here again, although our president and
Chairman worked for one season as a writers' assistant and assistant to the executive producer on a sitcom which aired on the WB Network, and our vice-president and secretary has worked as both a personal and business assistant for several celebrities in the past, we nevertheless cannot say that we are in a competitive advantage in this method of competition. Our "contacts"
in the entertainment industry do not go deep and wide, and while we certainly will try to utilize whatever relationships with members of the entertainment community we have to our advantage, we cannot say that we are in a necessarily more competitive position in this method of competition than other suppliers, many of whom are more closely associated with the entertainment industry.

Finally, if we were to be successful to the point where we would be asked to be the production company of any kind of television programming or film of any length, our competition would be significantly broadened to include some of the largest and most well-established multi-national corporations in the world, including Walt Disney Company, Sony Corp., Viacom, News Corp. and AOL Time
Warner (please see Risk Factors above).

Dependence On a Few Major Customers.    Although now with the Internet there are
literally almost an inifinite number of ways one may show one's entertainment products to the public, there are still, nevertheless, only a very few ways to show one's entertainment product to the public in exchange for money. There's broadcast network programming, which includes NBC, CBS, ABC, FOX, WB and UPN, and several basic cable "network" channels which have original entertainment programming, including USA Network, Comedy Central, Lifetime, E! Entertainment
Television, the PAX network, ABC Family, and MTV Networks. There's also a limited amount of original programming funded by premium pay cable outlets, including HBO, Showtime, Cinemax and Encore! But there are not many other venues for exhibiting one's work for money, and this huge amount of supply, combined with relatively few customers for the supply, creates a "bottleneck" effect for entertainment products, where there is a great deal of competition among suppliers of entertainment content, such as the Company, and outlets which air them, such as broadcast, basic cable and premium cable channels. (Please see
Risk Factors above.)

Right now we have no customers, and we anticipate no customers for the near future. If our business plan was quite successful, then in the foreseeable future we would likely be reliant on the very few customers delineated above for all of our work.

                                       24

Intellectual Property and Labor Agreements.   Our success and ability to compete
will be dependent in part upon our ability to obtain and maintain protection for our current and future literary properties, to defend our intellectual property rights and to operate without infringing on the proprietary rights of others.
While we will attempt to rely, as needed, on a combination of copyrights and trademarks to establish and protect our intellectual property rights - including use of the U.S. Patent and Trademark Office's Form PA and the Writers Guild of
America's Intellectual Property Registry - we believe that factors such as the technical and creative skills of our personnel are more essential to our success and ability to compete. Despite use of the federal Form PA and the Writers
Guild's Intellectual Property Registry, there can be no assurance that any of our intellectual property rights will provide competitive advantages or will not be challenged, invalidated or circumvented by competitors. There can be no assurance that disputes will not arise concerning the ownership of intellectual property. Furthermore, there can be no assurance that intellectual properties will not become known or be independently developed by competitors or that we will be able to maintain the confidentiality of information relating to our literary properties.

Conversely, content on our website may bring liability to the Company. Our website could possibly face potential liability for negligence, copyright, patent, trademark, defamation, indecency and other claims based on the nature and content of the materials we post. Such claims have been brought and sometimes successfully pressed against Internet content distributors. We could also be exposed to liability with respect to unauthorized duplication of content or unauthorized use of other parties' proprietary technology. Although, we intend to obtain general liability insurance, it may not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed. Therefore any imposition of liability could hurt our business. (Please see Risk Factors above.)

The only labor contract we have currently is the Experimental Film Agreement with the Screen Actors Guild (see copy of executed Agreement, attached as an
Exhibit), which discusses the rules involved with hiring, paying and working with the actors we use on our film and television shoots. We do not believe this agreement with SAG will negatively affect our business, as it specifically stipulates that we have the right as Producers to negotiate pay directly with the performers we wish to hire, rather than be bound by SAG's normal minimum pay structure. There are, however, other rules we are bound by because of this
Agreement with SAG, including actors' pension and health contributions, which we feel do increase our costs somewhat. However, importantly, our Experimental Film
Agreement with SAG allows us to hire non-SAG actors as well, greatly broadening our ability to search for the best and most cost-effective talent for our productions.

Employees.   The total number of employees, including full- and part-time, which we have is currently zero (0). We rely on the services of our President and
Chairman, Tal Kapelner, our Vice-President, Secretary and Director, Cheney
Shapiro, and our Treasurer, Ariella Kapelner, to devote as much time as they can to the Company and its projects, and to spend time overseeing our administrative responsibilities as well, but at this time we have no employees, not even our three management personnel. In the event we are successful in generating revenue and making our company profitable, employment contracts will be offered to members of our management personnel, and if in the mid-future (1-3 years from now) we are successful enough to have the resources for and need to hire additional management or administrative or other personnel, we will do so.

With respect to our filmed entertainment products, those are worked on by independent contractors who work on each shoot on a project basis. For example, a director of photography and a script supervisor were retained for "The G! True
Tinseltown Tale: Dude, Where's My Car?" and then paid by the shoot day as independent contractors. Currently the film is in post-production getting edited by an editor who is paid by the hour and is also not an employee. The only exception to this are the actors. Pursuant to the contract we signed with the
Screen Actors Guild, we are required to consider the actors we hire on each film employees, even if they are hired for only one day. However, the typical length of employment for actors on a short film shoot is 1-2 days (such as it was with
"The G! True Tinseltown Tale: Dude, Where's My Car?"). This is typical of our industry and we will likely continue to produce film entertainment products without hiring employees, except for the actors on very short-term bases.

                                       25

Reports to Security Holders.

We will not voluntarily send an annual report to security holders. However, upon the effective date of this registration statement, we shall become subject to the requirement to prepare a 10-KSB (annual report) every year, and once each
10-KSB has been prepared and approved by our counsel for filing with the SEC, we will provide this report to any security holder who requests one, and these reports will include audited financial statements.

We do not currently file reports with the Securities and Exchange Commission.
However, upon the effective date of this registration statement, we shall become subject to the following filing requirements under Section 12 of the Securities and Exchange Act of 1934:

        -   The requirement to file periodic reports under Section 13(a);
        -   The proxy rules under Section 14(a) and (c);
        -   Section 16 (including the requirement to file forms 3, 4 and 5); and
        -   The Williams Act, including:
                o   the beneficial ownership reporting rules under Section 13(d)
                    and 13(g);
                o   the issuer tender offer and going private transaction rules under Section 13(e);
                o   the third-party tender offer rules under Section 14(e);
                o   the institutional investment manager reporting rules under
                    Section 13(f); and
                o   the basic disclosure, procedural and anti-fraud requirements for all tender offers under Section 14(e).

The public may read and copy any materials we file with the SEC at the SEC's
Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The
public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our Internet address is http://www.tallyhoventures.com.

Item 17. Management's Discussion and Analysis or Plan of Operation.

We can continue to operate, albeit in a limited capacity, without the additional funding provided by this offering. We believe that with the website and its initial content already in place and our first short film nearly complete, the
Company's business plan and operations can continue and will not be placed in jeopardy if this offering is not successful. And Management has committed to personally maintaining, if necessary, the financial resources for the Company to meet its administrative responsibilities over the coming year, in order that our marketing plan can be pursued. However, we have never had any revenues and do not anticipate any in the next 12 months; we have subsisted so far in loans from
Management. And in order to maintain our administrative responsibilities over the next 12 months, and also apply for a priced quotation on the OTC Pink Sheets in the coming year, without personal financial support from Management, we need to sell at least $12,700 worth of our stock in this offering.

If we can sell at least 10% of the shares in this offering - $25,000 worth -
then we will be able to maintain our administrative responsibilities for the next 12 months, apply for listing on the OTC Pink Sheets as planned in the next
12 months, and also produce enough new entertainment products in the next 12 months to keep our business plan viable, all without personal financial support from Management.

Over the next 12 months, we plan to produce a minimum of 1 television pilot, 7 super-short (under ten minutes long) films and 7 short films (10-40 minutes long).

Our idea for the television pilot is a "behind-the-scenes" reality-based television show which will feature edited footage of three writing partners coming together at a table to write a comedy sketch of their choosing. The first two-thirds of the show will contain this footage showing the writers attempting to put funny material down on paper in the form of a five-minute comedy skit.
The final 5-10 minutes of the program will feature professional actors actually performing the skit the writers just completed writing, as well as bonus behind-the-scenes footage showing the actors first reading their lines and rehearsing.

                                       26

We have many ideas in development for our short and super short films, including a spoof of Viacom's basic cable channel MTV, tentatively titled "20 Things You
Won't See on MTV (Like Dignity)"; a parody of the television series "Inside the
Actor"s Studio"; a parody of the Carl's Jr. commercials (Carl's Jr. is a fast-food restaurant chain owned by CKE, which also owns Hardee's restaurants);
and a web-exclusive video vignette featuring two sets of teams, each with their own car, attepting to garner the most number of parking tickets in one day in the Greater Los Angeles Area.

We have no purchases or sales of plant and/or significant equipment planned in the next 12 months.

We do not anticipate any significant changes in the number of employees. We currently have zero and anticipate having zero employees in the next 12 months.

Item 18. Description of Property.

We have our offices at 518 Oak Street #2 in Glendale, California. We do not own
this property - which is in good, working condition, in a modern apartment building - but rather it is provided to us for free as a work space by our president and Chairman, Tal Kapelner, who himself rents the apartment of which we use a portion. It contains sufficient space and materiel for us to do our administrative work for the Company; however, it is the opinion of management of the Company that this property is not adequately covered by insurance;
specifically, there is no renter's insurance for this apartment.

Currently, and for the foreseeable future (over the next 12 months), it is our policy to not engage in any investments in real estate or interests in real estate, or any investments in real estate mortgages, or any securities of or interests in persons primarily engaged in real estate activity; however, we do not have in place specific, written limitations on the percentage of assets which may be invested in any one investment, or type of investment. This policy we have described may be changed without a vote of our security holders.
Currently, it is not our policy to acquire assets either primarily for possible capital gain or primarily for income.

Item 19. Certain Relationships and Related Transactions.

The Company does not have any parents.

We have no promoters.

Item 20. Market for Common Equity and Related Stockholder Matters.

There is no public trading market where our common equity is traded.

There is zero common equity for the Company which is subject to outstanding options or warrants to purchase, or securities convertible into our common equity.

There is zero common equity which could be sold pursuant to Rule 144 under the
Securities Act or that we have agreed to register under the Securities Act for sale by security holders.

There is zero common equity which is being or has been proposed to be publicly offered by the Company, the offering of which could have a material effect on the market price of our common equity.

We have only one authorized class of common equity, and that is our Common
Stock. There are seven holders of record of this class of common equity.

                                       27

                           INDEPENDENT AUDITORS REPORT

To the Board of Directors
   Tally-Ho Ventures, Inc.
   (A Development Stage Company)
   Glendale, California

We have audited the accompanying balance sheet of Tally-Ho Ventures, Inc. as of
December 31, 2002, and the related statements of expenses, stockholders'
deficit, and cash flows for the period from November 21, 2002 (Inception)
through December 31, 2002. These financial statements are the responsibility of
Tally-Ho's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tally-Ho Ventures, Inc., as of
December 31, 2002, and the results of its operations and its cash flows for the period described in conformity with accounting principles generally accepted in the United States of America.

MALONE & BAILEY, PLLC
www.malone-bailey.com
Houston, Texas

March 30, 2003

                                      F-1

                             TALLY-HO VENTURES, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                             As of December 31, 2002

                                     ASSETS

Current Assets
    Cash                                                         $  2,450
                                                                 ========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES

Current Liabilities
    Notes payable to shareholders                                $  2,524
                                                                 --------

Commitments

STOCKHOLDERS' DEFICIT

    Common stock, $.001 par, 75,000,000 shares
       authorized, 43,150,000 shares issued and outstanding       43,150
    Paid in capital                                               21,052
    Deficit accumulated during the development stage             (64,276)
                                                                 --------
       Total Stockholders' Deficit                                   (74)
                                                                 --------
          Total Liabilities and Stockholders' Deficit            $  2,450
                                                                 ========

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                                      F-2

                             TALLY-HO VENTURES, INC.
                          (A Development Stage Company)
                              STATEMENT OF EXPENSES
                For the Period from November 21, 2002 (Inception)
                            Through December 31, 2002

Administrative expenses
    - paid in cash                                               $     74
    - paid in stock                                                64,200
    - imputed interest                                                  2
                                                                  --------
Net loss                                                         $(64,276)
                                                                  ========

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                                      F-3

                             TALLY-HO VENTURES, INC.
                          (A Development Stage Company)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
                For the Period from November 21, 2002 (Inception)
                            Through December 31, 2002

                                                             Deficit
                                                           Accumulated
                                                             During
                                       Common Stock        Development
                                    Shares       Amount      Stage        Totals
                                 -----------  -----------  -----------  -----------
Shares issued to founder
    in November 2002 at
    par $.001                     41,050,000  $    41,050               $    41,050

Shares issued for services
    in November 2002 at
    par $.001                      2,100,000        2,100                     2,100

Shares canceled                  (21,050,000)

Shares issued for services
    In November 2002 at
    par $.001                     21,050,000       21,050                    21,050

Imputed interest on notes
    payable to shareholders                             2                         2

Net loss                                                    $   (64,276)    (64,276)
                                  -----------  -----------  -----------  -----------
Balances, December 31, 2002        43,150,000       64,202  $   (64,276) $      (74)
                                  ===========  ===========  ===========  ===========
                  Less:  par value                  43,150
                                               -----------
                  Paid in capital              $    21,052
                                               ===========

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                                      F-4

                             TALLY-HO VENTURES, INC.
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS
                For the Period from November 21, 2002 (Inception)
                            Through December 31, 2002

CASH FLOWS FROM OPERATING ACTIVITIES
    Net deficit accumulated during the
       development stage                                       $ (64,276)
    Adjustments to reconcile net deficit
       to cash used in operating activities:
    Stock issued to founder                                       41,050
    Stock issued for services                                     23,150
    Imputed interest on notes payable to shareholders                  2
                                                               ----------
NET CASH USED IN OPERATING ACTIVITIES                                (74)
                                                               ----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from notes payable to shareholders                    2,524
                                                               ----------

NET CHANGE IN CASH                                                 2,450
         Cash balance, beginning
                                                               ----------
         Cash balance, ending                                  $   2,450
                                                               ==========
Supplemental Disclosures:
    Interest paid in cash                                      $       0
    Income taxes paid in cash                                          0

                 See accompanying summary of accounting policies
                       and notes to financial statements.

                                      F-5

                             TALLY-HO VENTURES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business.  Tally-Ho Ventures, Inc., was incorporated in Delaware on
November 21, 2002 to produce films and television programs.

Fiscal Year End. Tally-Ho's fiscal year ends on December 31.

Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

Cash and Cash Equivalents. For purposes of the statement of cash flows, Tally-Ho considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. There were no cash equivalents as of December 31, 2002.

Revenue recognition. Tally-Ho has no revenue recognition policy because it has no revenues.

Income taxes. Tally-Ho recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Tally-Ho provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Recently issued accounting pronouncements. Tally-Ho does not expect the adoption of recently issued accounting pronouncements to have a significant impact on their results of operations, financial position or cash flow.

NOTE 2 - NOTES PAYABLE TO SHAREHOLDERS

In November & December 2002, the majority shareholders loaned Tally-Ho $2,524.
The notes mature 12 months from issuance, bear no interest and have no collateral. Interest expense is being imputed at 8 percent and is recorded as paid in capital.

NOTE 3 - COMMON STOCK

In November 2002, Tally-Ho's founder was issued 41,050,000 shares of common stock valued at par or $41,050.

In November 2002, Tally-Ho issued 2,100,000 shares of common stock valued at par or $2,100 for services rendered.

In November 2002, the founder gifted 21,050,000 shares of common stock to five ndividuals for services performed for Tally-Ho.  The shares were accounted for as canceled and reissued by Tally-Ho for services.  The shares were valued at par or $21,050 and have been expensed.

                                      F-6

                             TALLY-HO VENTURES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 4 - INCOME TAXES

                  Deferred tax assets                               $   10
                  Less: valuation allowance                            (10)
                                                                    -------
                  Net deferred taxes                                $    0
                                                                    =======

Tally-Ho has a net operating loss of approximately $75 at December 31, 2002 which expires in 2022.

NOTE 5 - COMMITMETS

Tally-Ho's principal office is in the home of Tally-Ho's president pursuant to an oral agreement on a rent-free month-to-month basis.

                                      F-7

                             TALLY-HO VENTURES, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                              As of March 31, 2003
                                   (Unaudited)

                                     ASSETS

Current Assets
    Cash                                                            $    230
    Loans to a related party                                           1,300
                                                                    --------
                                                                    $  1,530
                                                                    ========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES

Current Liabilities
    Notes payable to shareholders                                   $  2,676
                                                                    --------

STOCKHOLDERS' DEFICIT

    Common stock, $.001 par, 75,000,000 shares
       authorized, 43,150,000 shares issued and outstanding           43,150
    Additional paid in capital                                        21,104
    Deficit accumulated during the development stage                 (65,400)
                                                                    --------
       Total Stockholders' Deficit                                    (1,146)
                                                                    --------
          Total Liabilities & Stockholders' Deficit                 $  1,530
                                                                    ========

                                      F-8

                             TALLY-HO VENTURES, INC.
                          (A Development Stage Company)
                             STATEMENTS OF EXPENSES
            For the Three Months ended March 31, 2003 and the Period
            from November 21, 2002 (Inception) Through March 31, 2003
                                   (Unaudited)

                                        3 Months          Inception
                                          Ended            Through
                                         March 31,         March 31,
                                           2003              2003
                                        ---------         ---------
Administrative expenses
    - paid in cash                      $   1,072         $   1,146
    - paid in stock                                          64,200
    - imputed interest                         52                54
                                        ---------         ---------
Net loss                                $  (1,124)        $ (65,400)
                                        =========         =========

Basic and diluted loss per
   common share                         $    (.00)
Weighted average common
   shares outstanding                  43,150,000

                                      F-9

                             TALLY-HO VENTURES, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
            For the Three Months ended March 31, 2003 and the Period
            from November 21, 2002 (Inception) Through March 31, 2003
                                   (Unaudited)

                                                    3 Months          Inception
                                                     Ended            Through
                                                    March 31,         March 31,
                                                     2003              2003
                                                   ---------         ---------

CASH FLOWS FROM OPERATING ACTIVITIES
    Net deficit accumulated during the
       development stage                           $  (1,124)        $ (65,400)
    Adjustments to reconcile net loss
       to cash used in operating activities:
    Stock issued to founders                                            41,050
    Stock issued for services                                           23,150
    Imputed interest on notes payable
       to shareholders                                    52                54
                                                   ---------         ---------
NET CASH USED IN OPERATING ACTIVITIES                 (1,072)           (1,146)
                                                   ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds of loan to related party                 (1,300)           (1,300)

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from notes payable to shareholders          152             2,676
                                                   ---------         ---------
NET CHANGE IN CASH                                    (2,220)              230
    Cash balance, beginning                            2,450
                                                   ---------         ---------
    Cash balance, ending                           $     230         $     230
                                                   =========         =========

                                      F-10

                             TALLY-HO VENTURES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Tally-Ho Ventures,
Inc. ("Tally-Ho") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the
Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in Tally-Ho's
Registration Statement filed with the SEC on Form SB-2. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for fiscal year 2002 as reported in the SB-2 have been omitted.

NOTE 2 - LOANS FROM SHAREHOLDERS

In March 2003, Tally-Ho loaned $1,300 to a company controlled by a Tally-Ho majority shareholder.  The loan is short-term, bears no interest, and has no collateral.  The $1,300 was paid back to Tally-Ho in early April 2003.

                                      F-11

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

There are no charter provisions, by-laws, contracts or other arrangements that insures or indemnifies a controlling person, director or officer of the Company which affects his or her liability in their capacity as controlling person, director or officer.

However, Section 145 of the Delaware General Corporation law makes provision for the indemnification of officers and directors under certain circumstances from liabilities, including reimbursement for expenses incurred, arising under the
Securities Act. Section 145 of the Delaware General Corporation law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

        -   for any breach of the director's duty of loyalty to the corporation or its stockholders;
        -   for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
        -   arising under Section 174 of the Delaware General Corporation law;
            or
        -   for any transaction from which the director derived an improper personal benefit.

The Delaware General  Corporation law provides further that the  indemnification permitted  thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's  bylaws,  any agreement, a vote of stockholders or otherwise.

Item 25. Other Expenses of Issuance and Distribution.

The following is an itemized statement of all expenses of the offering:

SEC Registration Fee:                              20
EDGARizing Fees:                                  500*
State Blue Sky Registration Fees:                 275*
Transfer Agent Fees and Certificate Printing:     600*
Copying and Printing Prospectus:                  250*
Mailing and Couriering Prospectus:              1,500*
Accounting:                                     2,000*
                                              ----------
                                    Total:      5,145*

* estimate

Item 26. Recent Sales of Unregistered Securities.

On November 21, 2002, we sold 100,000 shares of our Common Stock to Valerie
Hanna, in exchange for $100 worth of legal services rendered, at a price of
$0.001 per share. The section of the Securities Act under which we claim exemption from registration is Section 4(2). The facts we relied upon to make the exemption available include the fact that the shares were issued only to one person and not as part of any public offering, but instead simply as exchange for legal services rendered.

On November 21, 2002, we sold 41,050,000 shares of our Common Stock to Tal
Kapelner and/or assigns, in exchange for the business plan for Tally-Ho
Ventures, Inc. worth $41,050 (see Financial Statements), at a price of $0.001 per share. The section of the Securities Act under which we claim exemption from registration is Section 4(2). The facts we relied upon to make the exemption available include the fact that the shares were issued only to one person and not as part of any public offering, but instead simply as exchange for business plan provided.

Later on November 21, 2002, Tal Kapelner instructed the Company's transfer agent to assign 20,000,000 of his 41,050,000 shares to himself, 20,000,000 of his shares to Cheney Shapiro, and 1,000,000 of his shares to Ariella Kapelner as gifts made on the Company's behalf to the members of management. Tal Kapelner instructed the transfer agent to issue the remaining 50,000 shares to two individuals who are not part of the Company - Anita M. Rodgers and Anne S. Rody
- which were gifts made on the Company's behalf.

                                       28

On November 21, 2002, we sold 2,000,000 shares of our Common Stock to FMCOCO,
Inc., a Colorado corporation, in exchange for $2,000 worth of business consulting services rendered, at a price of $0.001 per share. The section of the
Securities Act under which we claim exemption from registration is Section 4(2).
The facts we relied upon to make the exemption available include the fact that the shares were issued only to one entity and not as part of any public offering, but instead simply as exchange for business consulting services rendered.

Item 27. Exhibits.

Index of Exhibits

        3.1             Certificate of Incorporation*

        3.2             By-laws*

        4.1             Instruments defining the rights of holders, incl.
                        indentures (included in Exhibit 3.2)

        5.1             Opinion re: legality*

        10.1            Web design and maintenance contract*

        10.2            Experimental Film Agreement with the Screen Actors Guild*

        23.1            Consent of Independent Certified Public Accountants*

        23.2            Consent of Counsel*

* Incorporated by reference to our Registration Statement on Form SB-2 filed
  April 18, 2003. File number 333-104631

                                       29

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of
Glendale, State of California on April 10, 2003

TALLY-HO VENTURES, INC.
________________________________________________________________________________
By: /s/ Tal L. Kapelner                      President
________________________________________________________________________________

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Tal L. Kapelner
________________________________________________________________________________
    President and Chairman of the Board of Directors
________________________________________________________________________________
    April 10, 2003
________________________________________________________________________________

/s/ Cheney Shapiro
________________________________________________________________________________
    Vice-President and Director
________________________________________________________________________________
    April 10, 2003
________________________________________________________________________________

/s/ Ariella Kapelner
________________________________________________________________________________
    Treasurer
________________________________________________________________________________
    April 10, 2003
________________________________________________________________________________